Exhibit 99.1

For Immediate Release	Contact: Ryan Goers VP - Finance & IR (734) 930-3925

Domino’s Pizza® Announces Third Quarter 2022 Financial Results

Global retail sales growth (excluding foreign currency impact) of 4.7%

U.S. same store sales growth of 2.0%

International same store sales decline (excluding foreign currency impact) of 1.8%

Global net store growth of 225

Diluted EPS down 13.9% to $2.79

ANN ARBOR, Michigan, October 13, 2022: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world, announced results for the third quarter of 2022. Global retail sales, excluding the negative impact of foreign currency, grew 4.7% in the third quarter of 2022. Without adjusting for the impact of foreign currency, global retail sales declined 1.6% in the third quarter of 2022.

U.S. same store sales increased 2.0% and international same store sales (excluding foreign currency impact) declined 1.8% during the third quarter of 2022. The decline in international same store sales (excluding foreign currency impact) was driven in part by a value added tax holiday in the United Kingdom in the third quarter of 2021 that did not recur in the third quarter of 2022. The Company had third quarter global net store growth of 225 stores, comprised of 24 net U.S. store openings and 201 net international store openings.

Diluted EPS for the third quarter of 2022 was $2.79, a decrease of 13.9% from diluted EPS of $3.24 in the third quarter of 2021.

Subsequent to the end of the third quarter of 2022, on October 11, 2022, the Company’s Board of Directors declared a $1.10 per share quarterly dividend on its outstanding common stock for shareholders of record as of December 15, 2022 to be paid on December 30, 2022.

Additionally, subsequent to the end of the third quarter of 2022, on September 16, 2022 (the “Closing Date”), certain of the Company’s subsidiaries issued a new variable funding note facility which allows for advances of up to $120.0 million of Series 2022-1 Variable Funding Senior Secured Notes, Class A-1 Notes (the “2022 Variable Funding Notes”). The 2022 Variable Funding Notes were undrawn on the Closing Date. The Company’s existing $200.0 million Series 2021-1 Variable Funding Senior Secured Notes, Class A-1 Notes (the “2021 Variable Funding Notes”) also remain in place.

Further, subsequent to the end of the third quarter of 2022, the Company sold 114 U.S. Company-owned stores in Arizona and Utah to certain of its franchisees for $41.1 million, and the Company expects to record a gain on this transaction in the fourth quarter of 2022. The accounting for this transaction is still in process as of the date of this press release.

“I’m encouraged with our performance and the sequential improvements we made during the third quarter. Our team members and franchisees around the world continued to show the agility and perseverance required to operate in a volatile macro-economic environment,” said Russell Weiner, Domino’s Chief Executive Officer. “As we begin the fourth quarter, I believe Domino’s is poised to emerge from these volatile times stronger than ever. We delivered around one out of every three pizzas in the United States before the pandemic, and we deliver around one out of every three pizzas today. Combined with our strong carryout business where we have continued to accelerate our momentum, I have never been more confident in the future of Domino’s Pizza.”

Third Quarter Highlights (Unaudited):

(in millions, except share and per share data)	Third Quarter of 2022	Third Quarter of 2021	Three Fiscal Quarters of 2022	Three Fiscal Quarters of 2021
Net income	$100.5	$120.4	$294.0	$354.8
Weighted average diluted shares	36,062,316	37,130,209	36,265,918	38,144,509
Diluted EPS	$2.79	$3.24	$8.11	$9.30
Items affecting comparability (1)	—	—	—	0.06
Diluted EPS, as adjusted (1)	$2.79	$3.24	$8.11	$9.36

(1)	Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

•
Revenues increased $70.6 million, or 7.1%, in the third quarter of 2022 as compared to the third quarter of 2021, due primarily to higher supply chain revenues attributable to increases in market basket pricing to stores, as well as higher U.S. stores revenue driven by a 4.1% increase in U.S. retail sales. The Company’s market basket pricing to stores increased 13.4% during the third quarter of 2022 over the third quarter of 2021. These increases in revenues were partially offset by lower international franchise royalties and fees revenues. Although international retail sales (excluding foreign currency impact) grew 5.2%, the resulting increase in international franchise revenues was more than offset by the negative impact of changes in foreign currency exchange rates of approximately $7.9 million.
•
Income from Operations decreased $3.8 million, or 2.1%, in the third quarter of 2022 as compared to the third quarter of 2021, primarily due to lower U.S. Company-owned store and supply chain gross margins. These decreases were partially offset by lower general and administrative expenses.
•
Net Income decreased $19.9 million, or 16.5%, in the third quarter of 2022 as compared to the third quarter of 2021. This decrease was driven primarily by a higher provision for income taxes and lower income from operations. Provision for income taxes increased $16.9 million in the third quarter of 2022 due to a higher effective tax rate. The effective tax rate increased to 23.8% during the third quarter of 2022 as compared to 10.7% in the third quarter of 2021, driven primarily by a 9.8 percentage point change in the impact of excess tax benefits from equity-based compensation, which are recorded as a reduction to the income tax provision, as well as lower foreign tax credits.
•
Diluted EPS was $2.79 in the third quarter of 2022 versus $3.24 in the third quarter of 2021, representing a $0.45, or 13.9%, decrease from the prior year quarter. The decrease in diluted EPS was driven by lower net income in the third quarter of 2022 as compared to the prior year quarter, and was partially offset by a lower weighted average diluted share count, resulting from the Company’s share repurchases during the trailing four quarters.

The tables below outline certain statistical measures utilized by the Company to analyze its performance (unaudited). Refer to Comments on Regulation G below for additional details.

	Third Quarter of 2022	Third Quarter of 2021	Third Quarter of 2020
Same store sales growth: (versus prior year period)
U.S. Company-owned stores (1)	(1.9)%	(8.9)%	+ 16.6%
U.S. franchise stores (1)	+ 2.2%	(1.5)%	+ 17.5%
U.S. stores	+ 2.0%	(1.9)%	+ 17.5%
International stores (excluding foreign currency impact)	(1.8)%	+ 8.8%	+ 6.2%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 4.1%	+ 1.1%	+ 21.3%
International stores	(6.8)%	+ 19.6%	+ 7.7%
Total	(1.6)%	+ 10.0%	+ 14.4%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 4.1%	+ 1.1%	+ 21.3%
International stores	+ 5.2%	+ 16.5%	+ 8.5%
Total	+ 4.7%	+ 8.5%	+ 14.8%

(1)

As previously disclosed, during the first quarter of 2022, the Company purchased 23 U.S. franchised stores from certain of its existing U.S. franchisees. The same store sales growth for these stores is reflected in U.S. Company-owned stores in the third quarter of 2022.

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at June 19, 2022	401	6,218	6,619	12,675	19,294
Openings	1	26	27	263	290
Closings (1)	—	(3)	(3)	(62)	(65)
Store count at September 11, 2022	402	6,241	6,643	12,876	19,519
Third quarter 2022 net store growth	1	23	24	201	225
Trailing four quarters net store growth (2)	12	160	172	967	1,139

(1)

Temporary store closures are not treated as store closures and affected stores are included in the ending store count. Based on information reported to the Company by its master franchisees, the Company estimates that as of September 11, 2022, there were fewer than 125 international stores temporarily closed.

(2)

Trailing four quarters net store growth does not include the effect of transfers. As previously disclosed, during the first quarter of 2022, the Company purchased 23 U.S. franchised stores from certain of its existing U.S. franchisees.

Financial Results Comparability

Financial results for the Company can be significantly affected by changes in its capital structure, its effective tax rate, adoption of new accounting pronouncements, store portfolio changes, calendar timing and other factors. The Company’s recapitalization transactions have historically resulted in higher net interest expense due primarily to higher net debt levels, as well as the amortization of debt issuance costs associated with the repayment of certain of the Company’s notes. Additionally, repurchases and retirements of shares of the Company’s common stock pursuant to its share repurchase programs have historically reduced its weighted average diluted shares outstanding.

In addition to the above factors impacting comparability, the table below presents certain items related to the Company’s April 2021 recapitalization transaction that affect comparability between the Company’s 2022 and 2021 financial results (unaudited). Management believes that including such information is critical to an understanding of the Company’s financial results for the three fiscal quarters of 2022 as compared to the three fiscal quarters of 2021. Refer to the Comments on Regulation G section below for additional details.

	Fiscal Quarter Ended September 12, 2021			Three Fiscal Quarters Ended September 12, 2021
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2021 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$—	$—	$—	$(509)	$(397)	$(0.01)
Interest expense (2)	—	—	—	(309)	(241)	(0.01)
Debt issuance cost write-off (3)	—	—	—	(2,024)	(1,581)	(0.04)
Total of 2021 items	$—	$—	$—	$(2,842)	$(2,219)	$(0.06)

(1)	Represents legal, professional and administrative fees incurred in connection with the Company’s April 2021 recapitalization transaction.
(2)

Represents interest expense the Company incurred on its 2017 five-year fixed rate notes and 2017 five-year floating rate notes subsequent to the closing of the Company’s April 2021 recapitalization transaction, but prior to the repayment of the 2017 five-year fixed rate notes and 2017 five-year floating rate notes, resulting in the payment of interest on both the 2017 five-year fixed rate notes and 2017 five-year floating rate notes and the 2021 fixed-rate notes for a short period of time.

(3)

Represents the write-off of debt issuance costs related to the extinguishment of the 2017 five-year fixed rate notes and 2017 five-year floating rate notes in connection with the Company’s April 2021 recapitalization transaction.

Fiscal 2022 Guidance Update

Based on actual results to date for the three fiscal quarters of 2022 and the Company’s outlook for the remainder of fiscal 2022, the Company is providing the following updates related to its fiscal 2022 guidance provided on July 21, 2022 for the impact of changes in foreign currency exchange rates on international franchise royalty revenues, capital expenditures and general and administrative expense. The Company reaffirms its previous fiscal 2022 guidance for food basket pricing.

	Previous Fiscal 2022 Guidance	Updated Fiscal 2022 Guidance
Negative impact of changes in foreign currency exchange rates on royalty revenues vs. 2021	$22.0 - $26.0 million	$29.0 - $31.0 million
Capital expenditures	$120.0 million	$100.0 million
General and administrative expense (1)	$420.0 - $428.0 million	$415.0 - $420.0 million
Food basket pricing increase vs. 2021	13.0% - 15.0%	13.0% - 15.0%

(1)	Excludes the expected gain associated with the sale of 114 U.S. Company-owned stores to certain of its franchisees in the fourth quarter of 2022.

Share Repurchases

During the third quarter of 2022, the Company repurchased and retired 490,789 shares of common stock for a total of $196.1 million. As of September 11, 2022, the Company had a total remaining authorized amount for share repurchases of $410.4 million.

Liquidity

As of September 11, 2022, the Company had approximately:

•
$114.8 million of unrestricted cash and cash equivalents;
•
$5.15 billion in total debt; and
•
$35.8 million of available borrowing capacity under its 2021 Variable Funding Notes, net of $120.0 million of outstanding borrowings and letters of credit issued of $44.2 million. Subsequent to the end of the third quarter of 2022, the Company repaid $60.0 million of its outstanding borrowings under its 2021 Variable Funding Notes. Additionally, subsequent to the end of the third quarter of 2022, the Company entered into the 2022 Variable Funding Notes facility which provides for an additional $120.0 million of borrowing capacity.

Net cash provided by operating activities was $330.2 million during the three fiscal quarters of 2022. The Company invested $50.5 million in capital expenditures during the three fiscal quarters of 2022. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $279.6 million during the three fiscal quarters of 2022 (refer to Comments on Regulation G below for additional details).

(in thousands)	Three Fiscal Quarters of 2022
Net cash provided by operating activities	$330,154
Capital expenditures	(50,508)
Free cash flow	$279,646

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including diluted EPS, as adjusted and free cash flow metrics. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable weeks of both years. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported diluted EPS, adjusted for the items that affect comparability to the prior year periods. The most directly comparable financial measure calculated and presented in accordance with GAAP is diluted EPS. The Company believes that the diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses diluted EPS, as adjusted, internally to evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q today. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its third quarter 2022 financial results. The webcast is available at ir.dominos.com and will be archived for one year.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 19,500 stores in over 90 markets. Domino’s had global retail sales of nearly $17.8 billion in 2021, with over $8.6 billion in the U.S. and over $9.1 billion internationally. In the third quarter of 2022, Domino’s had global retail sales of over $4.0 billion, with over $2.0 billion in the U.S. and nearly $2.0 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s global stores as of the end of the third quarter of 2022. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2021 from digital channels. In the U.S., Domino’s generated more than 75% of U.S. retail sales in 2021 via digital channels and has developed several innovative ordering platforms, including those for Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and more.

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Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; our ability to manage difficulties associated with or related to the ongoing COVID-19 pandemic and the effects of COVID-19 and related regulations and policies on our business and supply chain, including impacts on the availability of labor; labor shortages or changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; actions by activist investors; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 11, 2022	% of Total Revenues	September 12, 2021	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$112,388		$108,416
U.S. franchise royalties and fees	128,878		121,624
Supply chain	646,082		588,819
International franchise royalties and fees	67,055		70,553
U.S. franchise advertising	114,193		108,578
Total revenues	1,068,596	100.0%	997,990	100.0%
Cost of sales:
U.S. Company-owned stores	98,589		86,932
Supply chain	588,157		525,858
Total cost of sales	686,746	64.3%	612,790	61.4%
Gross margin	381,850	35.7%	385,200	38.6%
General and administrative	91,205	8.5%	96,342	9.6%
U.S. franchise advertising	114,193	10.7%	108,578	10.9%
Income from operations	176,452	16.5%	180,280	18.1%
Interest expense, net	(44,604)	(4.2)%	(45,475)	(4.6)%
Income before provision for income taxes	131,848	12.3%	134,805	13.5%
Provision for income taxes	31,344	2.9%	14,403	1.4%
Net income	$100,504	9.4%	$120,402	12.1%
Earnings per share:
Common stock – diluted	$2.79		$3.24

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 11, 2022	% of Total Revenues	September 12, 2021	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$328,785		$337,749
U.S. franchise royalties and fees	379,261		372,946
Supply chain	1,902,215		1,760,119
International franchise royalties and fees	202,803		207,068
U.S. franchise advertising	331,863		336,278
Total revenues	3,144,927	100.0%	3,014,160	100.0%
Cost of sales:
U.S. Company-owned stores	280,029		260,693
Supply chain	1,728,159		1,571,426
Total cost of sales	2,008,188	63.9%	1,832,119	60.8%
Gross margin	1,136,739	36.1%	1,182,041	39.2%
General and administrative	285,769	9.1%	288,043	9.6%
U.S. franchise advertising	331,863	10.5%	336,278	11.1%
Income from operations	519,107	16.5%	557,720	18.5%
Other income	—	0.0%	2,500	0.1%
Interest expense, net	(136,059)	(4.3)%	(130,684)	(4.3)%
Income before provision for income taxes	383,048	12.2%	429,536	14.3%
Provision for income taxes	89,087	2.9%	74,754	2.5%
Net income	$293,961	9.3%	$354,782	11.8%
Earnings per share:
Common stock – diluted	$8.11		$9.30

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 11, 2022	January 2, 2022
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$114,776	$148,160
Restricted cash and cash equivalents	184,564	180,579
Accounts receivable, net	242,775	255,327
Inventories	72,586	68,328
Prepaid expenses and other	30,497	27,242
Advertising fund assets, restricted	181,200	180,904
Total current assets	826,398	860,540
Property, plant and equipment, net	311,287	324,065
Operating lease right-of-use assets	217,739	210,702
Investments	125,840	125,840
Other assets	165,145	150,669
Total assets	$1,646,409	$1,671,816
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$55,787	$55,588
Accounts payable	91,299	91,547
Operating lease liabilities	40,823	37,155
Advertising fund liabilities	173,345	173,737
Other accrued liabilities	217,483	232,714
Total current liabilities	578,737	590,741
Long-term liabilities:
Long-term debt, less current portion	5,097,292	5,014,638
Operating lease liabilities	190,248	184,471
Other accrued liabilities	96,677	91,502
Total long-term liabilities	5,384,217	5,290,611
Total stockholders’ deficit	(4,316,545)	(4,209,536)
Total liabilities and stockholders’ deficit	$1,646,409	$1,671,816

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
	September 11, 2022	September 12, 2021
(In thousands)
Cash flows from operating activities:
Net income	$293,961	$354,782
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,026	50,219
Loss on sale/disposal of assets	475	493
Amortization of debt issuance costs	3,937	5,770
Provision for deferred income taxes	5,912	4,831
Non-cash compensation expense	21,590	19,453
Excess tax benefits from equity-based compensation	(907)	(18,258)
Provision for losses on accounts and notes receivable	2,870	532
Unrealized gain on investments	—	(2,500)
Changes in operating assets and liabilities	(49,288)	20,212
Changes in advertising fund assets and liabilities, restricted	(4,422)	49,067
Net cash provided by operating activities	330,154	484,601
Cash flows from investing activities:
Capital expenditures	(50,508)	(50,652)
Purchase of investments	—	(40,000)
Purchase of franchise operations and other assets	(6,814)	—
Other	(1,375)	306
Net cash used in investing activities	(58,697)	(90,346)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	120,000	1,850,000
Repayments of long-term debt and finance lease obligations	(41,441)	(896,193)
Proceeds from exercise of stock options	1,296	15,948
Purchases of common stock	(293,739)	(1,104,687)
Tax payments for restricted stock upon vesting	(10,691)	(6,817)
Payments of common stock dividends and equivalents	(79,689)	(71,218)
Cash paid for financing costs	—	(14,938)
Other	—	(244)
Net cash used in financing activities	(304,264)	(228,149)
Effect of exchange rate changes on cash	(611)	58
Change in cash and cash equivalents, restricted cash and cash equivalents	(33,418)	166,164

Cash and cash equivalents, beginning of period	148,160	168,821
Restricted cash and cash equivalents, beginning of period	180,579	217,453
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	161,741	115,872
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	490,480	502,146

Cash and cash equivalents, end of period	114,776	295,352
Restricted cash and cash equivalents, end of period	184,564	206,274
Cash and cash equivalents included in advertising fund assets, restricted, end of period	157,722	166,684
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$457,062	$668,310

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